                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549




                                    FORM 8-K




                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): January 20, 2000


                               Dime Bancorp, Inc.
             (Exact Name of Registrant as Specified in its Charter)




          Delaware                       001-13094               11-3197414
(State or Other Jurisdiction)           (Commission            (IRS Employer
                                        File Number)         Identification No.)


         589 Fifth Avenue
          New York, New York                                        10017
(Address of Principal Executive Offices)                         (Zip Code)


       Registrant's telephone number, including area code: (212) 326-6170


                                 Not applicable
          (Former Name or Former Address, if Changed Since Last Report)

Item 5.  Other Events.

                  On January 20, 2000, Dime Bancorp, Inc. (the "Registrant") issued the following earnings press release:


                                            Contact: Dime
                                                     Franklin L. Wright
                                                     (212) 326-6170

January 20, 2000
00/1

FOR IMMEDIATE RELEASE

                        DIME BANCORP, INC. REPORTS RECORD
                          QUARTERLY AND ANNUAL EARNINGS

         Fourth Quarter 1999 Operating EPS of $0.56; Full Year 1999 Operating EPS of $2.17

         New York, NY -- January 20, 2000 -- Dime Bancorp, Inc. (NYSE:DME), the parent company of The Dime Savings Bank of New York, FSB, today reported net income of $62.3 million, or $0.56 per diluted share, for the fourth quarter of 1999, compared with $61.7 million, or $0.55 per diluted share, for the fourth quarter of 1998. For the year 1999, Dime reported net income of $239.8 million, or $2.13 per diluted share, compared with $237.1 million, or $2.06 per diluted share, for the year 1998.

         Lawrence J. Toal, Dime's Chairman and Chief Executive Officer, said, "Despite the effects of rising interest rates, Dime generated record operating results for the year, capped by our fourteenth consecutive quarter of higher operating earnings. A combination of internal growth and strategic acquisitions enabled us to continue to transform the balance sheet and become more commercial bank-like. On the asset side, our consumer, commercial real estate and business banking loan portfolios increased by more than $3 billion, or 83%, over the course of the year. This growth, coupled with an 8% reduction in our residential loan portfolio, resulted in these non-residential loans representing 46% of loans outstanding at year-end 1999, up from 30% at year-end 1998. On the liability side, core deposits grew by $778 million, or 11%, and at year-end 1999 they represented 54% of total deposits, up from 51% at the end of 1998."

         "Our continued emphasis on fee-related sources of revenue resulted in solid growth in fees from banking services, loan servicing, and securities and insurance brokerage activities. That improvement, together with the improvement in our net interest income, helped offset lower gains on sales from mortgage banking and enabled Dime to maintain its earnings momentum," he continued.

         Mr. Toal also commented, "While we continued our strategy of transforming our balance sheet and income statement, asset quality continues to be a primary focus. On a linked quarter basis, non-performing assets declined by almost $5 million, and the ratio of the allowance for loans losses to non-accrual loans improved to over 200% at year-end 1999."

         "During the quarter, we also made substantial progress towards completing our planned merger of equals with Hudson United Bancorp. We completed the selection of the senior management team, developed a detailed action plan regarding previously-identified cost saving opportunities, filed the necessary applications with the regulators, and are aggressively developing the final blueprint for Dime United's operations. Overall, we remain optimistic that we will be able to close the transaction during the first quarter of 2000, and are excited about the regional commercial bank franchise that we are creating, as well as the cost savings and revenue opportunities it presents," concluded Mr. Toal.

OPERATING AND CASH OPERATING EARNINGS

         Operating earnings (reported earnings adjusted for the effects of certain non-recurring or unusual items) were $62.3 million, or $0.56 per diluted share, for the 1999 fourth quarter, which were the same as reported earnings. Operating earnings in the 1998 fourth quarter were $57.1 million, or $0.51 per diluted share, with the only adjustment to reported earnings being the application of a 37% tax rate to pre-tax earnings versus 32% on a reported basis. In the 1999 third quarter, operating earnings were $61.8 million, or $0.55 per diluted share, which were also the same as reported earnings.

         For the year ended December 31, 1999, operating earnings were $243.9 million, or $2.17 per diluted share, compared with 1998 operating earnings of $217.1 million, or $1.89 per diluted share. Operating earnings in 1999 reflected a first quarter adjustment to reported earnings for an extraordinary after-tax loss of $4.1 million on the early extinguishment of debt. Operating earnings for 1998 included an adjustment for the early extinguishment of debt and adjustments to after-tax income associated with sales of mortgage servicing, balance sheet restructuring initiatives and the sale of a banking branch, as well as the application of a 37% tax rate to pre-tax earnings versus 32% on a reported basis. The lower effective tax rate in the 1998 periods was due to a restructuring of the assets within the legal entities that comprise Dime's affiliated group.

         Cash operating earnings, which exclude the after-tax effect of goodwill amortization, were $68.5 million, or $0.62 per diluted share, for the 1999 fourth quarter, compared with $60.0 million, or $0.53 per diluted share, for the 1998 fourth quarter, and $65.7 million, or $0.58 per diluted share, for the 1999 third quarter. Cash operating earnings for 1999 were $260.2 million, or $2.31 per diluted share, compared with $228.2 million, or $1.98 per diluted share, for 1998.

NET INTEREST INCOME AND NET INTEREST MARGIN

         Net interest income was $153.9 million in the 1999 fourth quarter, up 16% from $133.2 million in the 1998 fourth quarter, and up 3% from $149.2 million in the 1999 third quarter. The increase in net interest income in the 1999 fourth quarter, as compared with the prior periods, largely reflected growth in interest-earning assets, principally consumer, commercial real estate, and business loans. This included the benefits of $500 million of business and consumer loans and $1.3 billion of lower cost deposits acquired in connection with Dime's purchase of KeyBank's Long Island banking franchise in October 1999. As compared with the fourth quarter of 1998, net interest income was also positively impacted by a higher net interest margin, which was 2.98% in the 1999 fourth quarter, compared with 2.78% in the 1998 fourth quarter. The nine basis point decline in the net interest margin in the 1999 fourth quarter from 3.07% in the 1999 third quarter was largely attributable to a higher cost of funds due to rising interest rates.

NON-INTEREST INCOME

         Non-interest income in the 1999 fourth quarter totaled $132.6 million, compared with $144.6 million in the 1998 fourth quarter and $133.9 million in the 1999 third quarter, as rising interest rates slowed residential loan production. In turn, this resulted in sharp reductions in net gains on sales, which were only partially offset by higher levels of fee income.

         - Loan servicing and production fees in the 1999 fourth quarter were $68.5 million, up 13% from $60.6 million in the 1998 fourth quarter and up 2% from $67.4 million in the 1999 third quarter.

         - Banking service fees in the 1999 fourth quarter were $14.9 million, up 33% from $11.2 million in the year-earlier period and up 14% from $13.1 million in the 1999 third quarter, with the improvement primarily reflecting growth in fee-generating accounts.

         - Securities and insurance brokerage fees in the 1999 fourth quarter were $9.1 million, up 21% from $7.6 million in the 1998 fourth quarter and up slightly from $8.9 million in the 1999 third quarter.

         - Net gains on sales activities were $36.3 million in the 1999 fourth quarter, down 43% from $63.9 million in the 1998 fourth quarter and down 14% from $42.1 million in the 1999 third quarter as higher interest rates slowed residential lending, particularly refinancing activity.

         Non-interest income for the year ended December 31, 1999 was $568.2 million, compared with $525.0 million in the prior year, as increases in fee income more than offset a reduction in net gains on sales of residential loans.

LOAN PRODUCTION AND LOANS RECEIVABLE

         Total loan production for 1999 was $26.2 billion, compared with a record $32.7 billion in 1998. In the 1999 fourth quarter, total loan production was $5.2 billion, compared with $10.3 billion in the 1998 fourth quarter and $6.1 billion in the 1999 third quarter. The declines were primarily due to a substantial reduction in residential loan production, which was partially offset by increased originations of non-residential loans.
Specifically:

         - Residential loan production was $3.9 billion in the 1999 fourth quarter, compared with $9.6 billion in the 1998 fourth quarter and $5.0 billion in the 1999 third quarter. For the year ended December 31, 1999, residential loan production was $22.4 billion, compared with 1998's record $30.5 billion.

         - Commercial real estate (including multifamily) loan originations totaled $426 million in the 1999 fourth quarter, up 14% from $372 million in the 1998 fourth quarter and 24% from $342 million in the 1999 third quarter. For the year ended December 31, 1999, commercial real estate loan originations totaled $1.4 billion, up 23% from $1.1 billion in 1998.

         - Consumer loan originations were $362 million in the 1999 fourth quarter, up 82% from $199 million in the 1998 fourth quarter, but down 11% from $407 million in the 1999 third quarter. The increase in the 1999 fourth quarter as compared to the 1998 fourth quarter reflected the leveraging of Dime's mortgage banking subsidiary's national distribution network as well as the loans produced by the auto finance business acquired in the 1999 third quarter. The decline in originations between the 1999 third and fourth quarters reflected the effects of the higher interest rate environment on auto and home equity lending. In the year ended December 31, 1999, consumer loan originations totaled $1.3 billion, up 73% from $0.7 billion in 1998, with the improvement reflecting a combination of internal growth and acquisitions.

         - Business loan originations totaled $558 million in the 1999 fourth quarter, up 283% from $146 million in the 1998 fourth quarter and 45% from $386 million in the 1999 third quarter. Business loan originations for the year 1999 totaled $1.1 billion, up 217% from $357 million in 1998, reflecting internal growth and the acquisition of KeyBank's Long Island banking franchise.

         At December 31, 1999, loans receivable totaled $15.2 billion, up 19% from $12.7 billion at the end of 1998. During 1999, commercial real estate loans increased 36% to $3.5 billion, consumer loans grew 156% to $2.5 billion, and business loans rose 258% to $1.0 billion. Combined, these non-residential loan portfolios represented 46% of total loans receivable at year-end 1999, up from 30% at December 31, 1998. The increases reflected a combination of internal growth and the benefits from acquisitions. Dime's residential loan portfolio declined 8% from $8.9 billion at December 31, 1998 to $8.2 billion at the end of 1999, reflecting Dime's focus on growing its non-residential loan portfolio.

RESIDENTIAL LOAN SERVICING

         At December 31, 1999, Dime serviced $37.1 billion of loans for others, compared with $27.0 billion at year-end 1998 and $36.5 billion at September 30, 1999. The weighted average coupon rate of residential property loans serviced for others was 7.25% at December 31, 1999, compared with 7.37% at the end of 1998 and 7.20% at September 30, 1999, with the increase in the 1999 fourth quarter as compared with the third quarter reflecting rising interest rates. The book value of mortgage servicing assets at December 31, 1999 was $981 million, including $60 million associated with hedges, while the estimated fair value was $1.03 billion.

NON-INTEREST EXPENSE

         Non-interest expense for the 1999 fourth quarter was $181.0 million, compared with $179.1 million in the year-earlier period and $178.3 million in the 1999 third quarter. The increase in the 1999 fourth quarter as compared to the immediately preceding quarter reflected a higher level of goodwill amortization following the KeyBank branch acquisition and a higher level of amortization of mortgage servicing assets associated with a larger servicing portfolio, which was not entirely offset by a reduction in general and administrative expense.

         General and administrative expense declined in the 1999 fourth quarter to $144.1 million from $145.3 million in the 1998 fourth quarter and $146.1 million in the 1999 third quarter. The reduction largely related to the continued down-sizing of mortgage banking operations, offset by approximately $8 million of expenses associated with the purchase of KeyBank's 28 Long Island banking branches early in the fourth quarter and the full effect of the purchase of Citibank's auto finance business in August. In addition, general and administrative expense in both the fourth and third quarters of 1999 included approximately $1 million in severance payments made in connection with down-sizing the mortgage bank.

         The efficiency ratio in the 1999 fourth quarter was 50.3%, improved from 52.9% in the 1998 fourth quarter and 51.6% in the 1999 third quarter.

ASSET QUALITY

         The allowance for loan losses was $140.3 million, or 202% of non-accrual loans, at December 31, 1999, up from $105.1 million, or 191%, at December 31, 1998, and $137.1 million, or 194%, at September 30, 1999. At year-end 1999, the allowance for loan losses to loans receivable was 0.92%, compared with 0.82% at year-end 1998 and 0.96% at the end of the 1999 third quarter.

         Non-performing assets (non-accrual loans and other real estate owned) were $86 million at December 31, 1999, compared with $83 million at the end of 1998 and $91 million at September 30, 1999. The ratio of non-performing assets to total assets was 0.36% at the end of 1999, compared with 0.37% at December 31, 1998 and 0.40% at September 30, 1999.

         Net charge-offs in the 1999 fourth quarter were $5.8 million, compared with $14.9 million in the 1998 fourth quarter and $3.6 million in the 1999 third quarter. Charge-offs in the 1998 fourth quarter included $9.1 million in connection with a sale of residential non-performing loans.

PENDING MERGER

         On September 15, 1999, Dime announced a merger of equals with Hudson United Bancorp (NYSE:HU). The combined company will be called Dime United Bancorp, Inc., which will be the bank holding company for DimeBank, a New Jersey state-chartered commercial bank. The merger, which remains subject to regulatory and shareholder approvals, is planned to be completed in the first quarter of 2000.

         At December 31, 1999, Dime had assets of $23.9 billion and deposits of $14.3 billion. Its principal subsidiary, The Dime Savings Bank of New York, FSB (www.dime.com), is a regional bank serving consumers and businesses through 127 branches located throughout the greater New York City metropolitan area. Directly and through its mortgage banking subsidiary, North American Mortgage Company (www.namc.com), Dime also provides consumer loans, insurance products and mortgage banking services throughout the United States.

         Certain statements in Dime's press releases may be forward-looking. A variety of factors could cause Dime's actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Dime's business include interest rate movements, competition from both financial and non-financial institutions, changes in applicable laws and regulations, the timing and occurrence (or non-occurrence) of transactions and events that may be subject to circumstances beyond Dime's control and general economic conditions.

         Dime believes that "operating earnings" basis information and "cash operating earnings" basis information, when taken in conjunction with reported results, provide useful information in evaluating performance on a comparable basis, although neither operating earnings nor cash operating earnings is currently a required basis for reporting financial results under generally accepted accounting principles.

                       DIME BANCORP, INC. AND SUBSIDIARIES
                      SELECTED CONSOLIDATED FINANCIAL DATA
                                   (UNAUDITED)

                                                                                                                At or For the
                                                          At or For the Three Months Ended                        Year Ended
                                           ------------------------------------------------------------          December 31,
                                           Dec. 31,     Sept. 30,    June 30,     March 31,    Dec. 31,     ---------------------
                                             1999         1999         1999         1999         1998         1999         1998
                                           --------     ---------    --------     ---------    --------     --------     --------
AS REPORTED BASIS
Net income (in thousands)                  $ 62,331     $ 61,824     $ 60,817     $ 54,841     $ 61,679     $239,813     $237,086
Basic earnings per common share                0.56         0.55         0.54         0.49         0.55         2.15         2.09
Diluted earnings per common share              0.56         0.55         0.54         0.49         0.55         2.13         2.06
Return on average assets                       1.07 %       1.13 %       1.15 %       1.01 %       1.15 %       1.09 %       1.11 %
Return on average stockholders' equity        16.67        16.75        16.73        15.66        18.17        16.46        17.84


OPERATING EARNINGS BASIS (1)
Net income (in thousands)                  $ 62,331     $ 61,824     $ 60,817     $ 58,968     $ 57,146     $243,940     $217,081
Basic earnings per common share                0.56         0.55         0.54         0.53         0.51         2.19         1.91
Diluted earnings per common share              0.56         0.55         0.54         0.52         0.51         2.17         1.89
Return on average assets                       1.07 %       1.13 %       1.15 %       1.09 %       1.07 %       1.11 %       1.02 %
Return on average stockholders' equity        16.67        16.75        16.73        16.84        16.83        16.74        16.34

Interest rate spread                           3.05         3.12         2.98         2.80         2.81         2.97         2.68
Net interest margin                            2.98         3.07         2.94         2.75         2.78         2.91         2.68
Non-interest income to total revenues         46.29        47.29        52.16        52.41        52.06        49.55        49.41
Efficiency ratio                              50.30        51.61        51.18        52.62        52.85        51.40        53.99


CASH OPERATING EARNINGS BASIS (2)
Net income (in thousands)                  $ 68,486     $ 65,744     $ 64,190     $ 61,747     $ 59,992     $260,167     $228,220
Basic earnings per common share                0.62         0.59         0.57         0.56         0.54         2.34         2.01
Diluted earnings per common share              0.62         0.58         0.57         0.55         0.53         2.31         1.98
Return on average tangible assets              1.21 %       1.22 %       1.23 %       1.15 %       1.13 %       1.20 %       1.08 %
Return on average tangible
    stockholders' equity                      27.27        22.47        21.43        21.00        21.20        22.88        20.76


PERIOD END BALANCE SHEET ITEMS
(IN MILLIONS)
Total assets                               $ 23,921     $ 22,601     $ 21,430     $ 21,550     $ 22,321     $ 23,921     $ 22,321
Total interest-earning assets                21,314       20,386       19,281       19,593       20,365       21,314       20,365
Securities available for sale                 3,850        3,837        3,498        3,308        3,329        3,850        3,329
Loans held for sale                           1,734        1,716        2,513        3,083        3,885        1,734        3,885
Loans receivable                             15,207       14,257       12,711       12,592       12,748       15,207       12,748
Total interest-bearing liabilities           22,007       20,752       19,536       19,703       20,424       22,007       20,424
Deposits                                     14,261       13,294       13,415       13,166       13,651       14,261       13,651
Borrowed funds                                7,746        7,458        6,121        6,537        6,773        7,746        6,773
Stockholders' equity                          1,516        1,475        1,493        1,417        1,386        1,516        1,386


AVERAGE BALANCES (IN MILLIONS)
Total assets                               $ 23,201     $ 21,814     $ 21,202     $ 21,619     $ 21,453     $ 21,963     $ 21,384
Total interest-earning assets                20,975       19,733       19,127       19,596       19,544       19,861       19,668
Securities available for sale                 3,955        3,613        3,303        3,300        3,087        3,545        3,344
Loans held for sale                           1,596        1,993        2,672        3,129        3,588        2,342        2,898
Loans receivable                             14,897       13,562       12,580       12,802       12,496       13,466       12,984
Total interest-bearing liabilities           21,332       19,944       19,340       19,814       19,685       20,112       19,706
Deposits                                     14,121       13,326       13,270       13,371       13,668       13,524       13,838
Borrowed funds                                7,211        6,618        6,070        6,443        6,017        6,588        5,868
Stockholders' equity                          1,496        1,477        1,454        1,401        1,358        1,457        1,329

(1) Operating earnings represent net income adjusted for the effects of certain non-recurring or unusual items.

(2) Cash operating earnings represent operating earnings excluding amortization of goodwill, net of taxes.

                       DIME BANCORP, INC. AND SUBSIDIARIES
                      SELECTED CONSOLIDATED FINANCIAL DATA
                                   (UNAUDITED)

                                                                                                             At or For the
                                                           At or For the Three Months Ended                    Year Ended
                                            ---------------------------------------------------------         December 31,
                                            Dec. 31,     Sept. 30,   June 30,    March 31,   Dec. 31,    ---------------------
                                              1999         1999        1999        1999        1998        1999         1998
                                            --------     ---------   --------    ---------   --------    --------      --------
ASSET QUALITY (DOLLARS IN THOUSANDS)
Non-performing assets:
  Non-accrual loans                         $ 69,362     $ 70,815    $ 67,884    $ 60,604    $ 55,111    $ 69,362      $ 55,111
  Other real estate owned, net                16,691       19,997      20,591      23,902      28,232      16,691        28,232
                                            --------     --------    --------    --------    --------    --------      --------
Total non-performing assets                 $ 86,053     $ 90,812    $ 88,475    $ 84,506    $ 83,343    $ 86,053      $ 83,343
                                            ========     ========    ========    ========    ========    ========      ========

Non-performing assets to total assets           0.36%        0.40%       0.41%       0.39%       0.37%       0.36%         0.37%
Non-accrual loans to loans receivable           0.46         0.50        0.53        0.48        0.43        0.46          0.43
Allowance for loan losses                   $140,296     $137,077    $121,381    $112,369    $105,081    $140,296      $105,081
Allowance for loan losses to:
  Loans receivable                              0.92%        0.96%       0.95%       0.89%       0.82%       0.92%         0.82%
  Non-accrual loans                           202.27       193.57      178.81      185.42      190.67      202.27        190.67


CAPITAL RATIOS
Stockholders' equity to total assets            6.34%        6.52%       6.97%       6.57%       6.21%       6.34%         6.21%
The Dime Savings Bank of New York, FSB:
  Tangible and core                             5.90(3)      6.85        6.92        6.25        5.82        5.90(3)       5.82
  Tier 1 risk-based                             8.58(3)     10.23       11.07       10.18        9.58        8.58(3)       9.58
  Total risk-based                             10.07(3)     11.15       11.99       11.04       10.37       10.07(3)      10.37


OTHER PERIOD END DATA
Common shares outstanding (in thousands)     110,895      110,755     113,539     111,346     111,570     110,895       111,570
Book value per common share                 $  13.67     $  13.31    $  13.15    $  12.72    $  12.42    $  13.67      $  12.42
Tangible book value per common share            8.84        10.39       10.48       10.65       10.35        8.84         10.35
Market value per common share                  15.13        17.50       20.13       23.19       26.25       15.13         26.25
Loans serviced for others (in millions)(4)    37,110       36,477      32,522      32,451      27,010      37,110        27,010


(3) Preliminary.

(4) Excludes loans being subserviced.

                       DIME BANCORP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                                DECEMBER 31,
                                                                       -------------------------------
                                                                           1999               1998
                                                                       ------------       ------------
ASSETS
Cash and due from banks                                                $    414,289       $    279,490
Money market investments                                                     18,166             78,287
Securities available for sale                                             3,849,676          3,329,444
Federal Home Loan Bank of New York stock                                    328,732            324,106
Loans held for sale                                                       1,733,667          3,884,886
Loans receivable, net:
   Residential real estate loans                                          8,200,120          8,919,817
   Commercial real estate loans                                           3,482,857          2,567,750
   Consumer loans                                                         2,495,321            973,230
   Business loans                                                         1,028,756            287,271
   Allowance for loan losses                                               (140,296)          (105,081)
                                                                       ------------       ------------
      Total loans receivable, net                                        15,066,758         12,642,987
                                                                       ------------       ------------

Premises and equipment, net                                                 207,373            170,879
Mortgage servicing assets                                                   980,934            692,473
Goodwill                                                                    531,415            225,222
Other assets                                                                790,315            693,076
                                                                       ------------       ------------
Total assets                                                           $ 23,921,325       $ 22,320,850
                                                                       ============       ============

LIABILITIES
Deposits                                                               $ 14,261,449       $ 13,651,460
Federal funds purchased and securities sold under
   agreements to repurchase                                               1,106,067          2,245,218
Other short-term borrowings                                               5,321,838          3,756,733
Long-term debt                                                            1,165,868            608,892
Guaranteed preferred beneficial interests in Dime Bancorp, Inc.'s
   junior subordinated deferrable interest debentures                       152,219            162,005
Other liabilities                                                           397,779            510,877
                                                                       ------------       ------------
      Total liabilities                                                  22,405,220         20,935,185
                                                                       ------------       ------------

STOCKHOLDERS' EQUITY
Common stock                                                                  1,203              1,203
Additional paid-in capital                                                1,166,530          1,165,251
Retained earnings                                                           670,343            463,907
Treasury stock, at cost                                                    (230,035)          (233,965)
Accumulated other comprehensive loss                                        (87,257)            (3,285)
Unearned compensation                                                        (4,679)            (7,446)
                                                                       ------------       ------------
      Total stockholders' equity                                          1,516,105          1,385,665
                                                                       ------------       ------------
Total liabilities and stockholders' equity                             $ 23,921,325       $ 22,320,850
                                                                       ============       ============

                       DIME BANCORP, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                                 FOR THE THREE MONTHS ENDED
                                                           --------------------------------------------------------------------
                                                             DEC. 31,     SEPT. 30,      JUNE 30,     MARCH 31,       DEC. 31,
                                                               1999         1999           1999         1999            1998
                                                           -----------   -----------   -----------   -----------    -----------
INTEREST INCOME
Residential real estate loans                              $   176,044   $   178,268   $   187,254   $   202,816    $   213,084
Commercial real estate loans                                    63,389        61,507        53,921        49,754         50,677
Consumer loans                                                  51,147        39,370        22,042        19,654         18,951
Business loans                                                  18,658         9,028         6,290         5,764          4,805
Mortgage-backed securities                                      63,515        57,427        52,545        48,898         46,339
Other securities                                                12,721        12,658        12,696        12,221         12,725
Money market investments                                           239           496           270           506            405
                                                           -----------   -----------   -----------   -----------    -----------
      Total interest income                                    385,713       358,754       335,018       339,613        346,986
                                                           -----------   -----------   -----------   -----------    -----------
INTEREST EXPENSE
Deposits                                                       127,895       117,758       116,511       119,842        129,617
Borrowed funds                                                 103,964        91,753        78,617        84,273         84,205
                                                           -----------   -----------   -----------   -----------    -----------
      Total interest expense                                   231,859       209,511       195,128       204,115        213,822
                                                           -----------   -----------   -----------   -----------    -----------
      Net interest income                                      153,854       149,243       139,890       135,498        133,164
Provision for loan losses                                        7,000         7,000         7,500         8,000          8,000
                                                           -----------   -----------   -----------   -----------    -----------
      Net interest income after provision
        for loan losses                                        146,854       142,243       132,390       127,498        125,164
                                                           -----------   -----------   -----------   -----------    -----------
NON-INTEREST INCOME
Loan servicing and production fees                              68,474        67,402        69,716        61,928         60,604
Banking service fees                                            14,884        13,060        12,587        11,267         11,172
Securities and insurance brokerage fees                          9,129         8,925        10,052         8,604          7,565
Net gains on sales activities                                   36,310        42,114        57,696        64,307         63,941
Other                                                            3,821         2,391         2,452         3,124          1,343
                                                           -----------   -----------   -----------   -----------    -----------
      Total non-interest income                                132,618       133,892       152,503       149,230        144,625
                                                           -----------   -----------   -----------   -----------    -----------
NON-INTEREST EXPENSE
General and administrative expense:
  Compensation and employee benefits                            74,555        77,521        75,201        76,473         69,444
  Occupancy and equipment                                       27,077        25,897        25,901        24,786         24,935
  Other                                                         42,465        42,698        48,559        48,337         50,945
                                                           -----------   -----------   -----------   -----------    -----------
      Total general and administrative expense                 144,097       146,116       149,661       149,596        145,324
Amortization of mortgage servicing assets                       28,989        27,940        35,200        30,657         30,826
Amortization of goodwill                                         7,917         4,230         3,497         2,876          2,933
                                                           -----------   -----------   -----------   -----------    -----------
      Total non-interest expense                               181,003       178,286       188,358       183,129        179,083
                                                           -----------   -----------   -----------   -----------    -----------
Income before income tax expense and
  extraordinary items                                           98,469        97,849        96,535        93,599         90,706
Income tax expense                                              36,138        36,025        35,718        34,631         29,027
                                                           -----------   -----------   -----------   -----------    -----------
Income before extraordinary items                               62,331        61,824        60,817        58,968         61,679
Extraordinary items - losses on early extinguishment
  of debt, net of tax benefits                                    --            --            --          (4,127)          --
                                                           -----------   -----------   -----------   -----------    -----------
Net income                                                 $    62,331   $    61,824   $    60,817   $    54,841    $    61,679
                                                           ===========   ===========   ===========   ===========    ===========

PER COMMON SHARE
Basic earnings:
  Income before extraordinary items                        $      0.56   $      0.55   $      0.54   $      0.53    $      0.55
  Extraordinary items                                             --            --            --           (0.04)          --
                                                           -----------   -----------   -----------   -----------    -----------
  Net income                                               $      0.56   $      0.55   $      0.54   $      0.49    $      0.55
                                                           ===========   ===========   ===========   ===========    ===========

Diluted earnings:
  Income before extraordinary items                        $      0.56   $      0.55   $      0.54   $      0.52    $      0.55
  Extraordinary items                                             --            --            --           (0.03)          --
                                                           -----------   -----------   -----------   -----------    -----------
  Net income                                               $      0.56   $      0.55   $      0.54   $      0.49    $      0.55
                                                           ===========   ===========   ===========   ===========    ===========

Cash dividends declared                                    $      0.06   $      0.06   $      0.06   $      0.05    $      0.05

AVERAGE COMMON SHARES OUTSTANDING
Basic                                                          110,440       112,046       111,958       110,976        111,386
Diluted                                                        111,332       113,127       113,239       112,439        112,857


                                                                 FOR THE YEAR ENDED
                                                                    DECEMBER 31,
                                                             --------------------------
                                                                 1999           1998
                                                             -----------    -----------
INTEREST INCOME
Residential real estate loans                                $   744,382    $   874,402
Commercial real estate loans                                     228,571        200,015
Consumer loans                                                   132,213         71,003
Business loans                                                    39,740         13,944
Mortgage-backed securities                                       222,385        214,922
Other securities                                                  50,296         40,797
Money market investments                                           1,511          5,802
                                                             -----------    -----------
      Total interest income                                    1,419,098      1,420,885
                                                             -----------    -----------
INTEREST EXPENSE
Deposits                                                         482,006        545,827
Borrowed funds                                                   358,607        347,825
                                                             -----------    -----------
      Total interest expense                                     840,613        893,652
                                                             -----------    -----------
      Net interest income                                        578,485        527,233
Provision for loan losses                                         29,500         32,000
                                                             -----------    -----------
      Net interest income after provision
        for loan losses                                          548,985        495,233
                                                             -----------    -----------
NON-INTEREST INCOME
Loan servicing and production fees                               267,520        199,504
Banking service fees                                              51,798         41,428
Securities and insurance brokerage fees                           36,710         32,736
Net gains on sales activities                                    200,427        244,451
Other                                                             11,788          6,911
                                                             -----------    -----------
      Total non-interest income                                  568,243        525,030
                                                             -----------    -----------
NON-INTEREST EXPENSE
General and administrative expense:
  Compensation and employee benefits                             303,750        270,062
  Occupancy and equipment                                        103,661         92,452
  Other                                                          182,059        199,349
                                                             -----------    -----------
      Total general and administrative expense                   589,470        561,863
Amortization of mortgage servicing assets                        122,786         92,291
Amortization of goodwill                                          18,520         11,487
                                                             -----------    -----------
      Total non-interest expense                                 730,776        665,641
                                                             -----------    -----------
Income before income tax expense and
  extraordinary items                                            386,452        354,622
Income tax expense                                               142,512        113,479
                                                             -----------    -----------
Income before extraordinary items                                243,940        241,143
Extraordinary items - losses on early extinguishment
  of debt, net of tax benefits                                    (4,127)        (4,057)
                                                             -----------    -----------
Net income                                                   $   239,813    $   237,086
                                                             ===========    ===========

PER COMMON SHARE
Basic earnings:
  Income before extraordinary items                          $      2.19    $      2.13
  Extraordinary items                                              (0.04)         (0.04)
                                                             -----------    -----------
  Net income                                                 $      2.15    $      2.09
                                                             ===========    ===========

Diluted earnings:
  Income before extraordinary items                          $      2.17    $      2.09
  Extraordinary items                                              (0.04)         (0.03)
                                                             -----------    -----------
  Net income                                                 $      2.13    $      2.06
                                                             ===========    ===========

Cash dividends declared                                      $      0.23    $      0.19

AVERAGE COMMON SHARES OUTSTANDING
Basic                                                            111,355        113,452
Diluted                                                          112,533        115,153

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a) - (b)      Not applicable.

      (c)      Exhibits Required by Item 601 of Regulation S-K

               None

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                DIME BANCORP, INC.



                                By:  /s/ Anthony R. Burriesci
                                     -------------------------------------
                                     Anthony R. Burriesci
                                     Chief Financial Officer


Date: January 20, 2000